Exhibit 10.3

RLI CORP. EXECUTIVES

DEFERRED COMPENSATION PLAN

Restated as of January 1, 2020

Amended as of September 27, 2021

Article 1 INTRODUCTION	3
1.1	Establishment3
1.2	Purpose3
1.3	Definitions3
1.4	“Top-Hat” Plan6

Article 2 PARTICIPATION	7
2.1	Eligibility and Selection7
2.2	Notification7
2.3	Enrollment7
2.4	Elective Deferrals7

Article 3 ACCOUNTS	9
3.1	Accounts9
3.2	Credits to Accounts9
3.3	Elective Deferrals9
3.5	Charges to Accounts10

Article 4 BENEFITS	10
4.1	Vesting10
4.2	Payment of Plan Benefits on Termination of Employment - General Rule10
4.3	Changing Payment Elections10
4.4	Special Rules11
4.5	Medium of Payments12
4.6	Delay in Distributions12
4.7	Acceleration of Distributions12
4.8	When a Payment is Deemed to be Made14

Article 5 DEATH BENEFITS	14
5.1	Death Benefits14
5.2	Designation of Beneficiary15

Article 6 CLAIMS AND REVIEW PROCEDURES	16
6.1	Application for Benefits16
6.2	Claims and Review Procedures16
6.3	Claims Rules18
6.4	Deadline to File Claim19
6.5	Exhaustion of Administrative Remedies19
6.6	Arbitration19

6.7	Deadline to File an Arbitration Action19
6.8	Knowledge of Fact by Participant Imputed to Beneficiary19
6.9	Deferral of Payment20

Article 7 ADMINISTRATION	20
7.1	Administrator20
7.2	Benefits Not Transferable21
7.3	Benefits Not Secured21
7.4	RLI’s Obligations21
7.5	Withholding Taxes21
7.6	Service of Process21
7.7	Limitation on Liability21

Article 8 AMENDMENT AND TERMINATION	22
8.1	Amendment22
8.2	Termination22

Article 9 MISCELLANEOUS	22
9.1	Effect on Other Plans22
9.2	Effect on Employment22
9.3	Disqualification22
9.4	Rules of Document Construction22
9.5	References to Laws22
9.6	Choice of Law23
9.7	Binding Effect23

RLI CORP. EXECUTIVES

DEFERRED COMPENSATION PLAN

Article 1

INTRODUCTION

1.1Establishment.  RLI Corp. established the RLI Corp. Executives Deferred Compensation Plan effective January 1, 2005. Prior to that date, RLI provided similar deferred compensation opportunities to a select group of executives under certain Prior Agreements. All obligations under the Prior Agreements (including any predecessor arrangements) will be satisfied under the Prior Agreements, rather than under this Plan. On April 10, 2007, RLI restated the Plan, effective January 1, 2009, to comply with the requirements of the final regulations issued under Section 409A of the Code (“Section 409A”).  RLI thereafter amended the Plan effective May 4, 2017 to make clear how partial (or fractional) shares are paid in a single or final payment.  On January 1, 2020, RLI further restated the Plan to expand the types of investment and distribution alternatives available to Participants.

This restatement applies to amounts deferred under the Plan on or after January 1, 2020 (the “Restatement Date”), and, to the extent permitted under Section 409A, to the payment of all amounts deferred under the Plan

(whether such amounts were deferred before, on, or after the Restatement Date) that have not yet been distributed as of the Restatement Date. The Plan was amended effective September 27, 2021 to permit an assignment of benefits payable under the Plan, and accelerated payout, to comply with the terms of a Domestic Relations Order.

The obligation of RLI to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of RLI to make such payments and no person, including any Participant or Beneficiary, shall have any lien, prior claim or other security interest in any property of RLI as a result of the Plan.

1.2Purpose.  The purpose of the Plan is to attract and retain qualified executives and to provide them with an opportunity to save on a pre-tax basis and accumulate tax-deferred income to achieve their financial goals.

1.3Definitions.  When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.3.1.Account - the separate recordkeeping account (unfunded and unsecured) maintained for each Participant in connection with the Participant’s participation in the Plan, which shall consist of separate subaccounts relating to the Deferral Eligible Amounts deferred by such Participant in each Year.

1.3.2.Affiliate - a business entity which is under a “common control” with RLI or which is a member of an “affiliated service group” that includes RLI, as those terms are defined in Code § 414(b), (c) and (m).

1.3.3.Base Salary - the Participant’s total salary and wages from RLI and all Affiliates, including any amount that would be included in the definition of Base Salary but for the individual’s election to defer some of such Participant’s salary pursuant to the Plan or any other deferred compensation plan established by RLI or any Affiliate; but excluding disability pay and any other remuneration paid by RLI or its Affiliates, such as overtime, incentive compensation, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash. In the case of an individual in a plan sponsored by RLI or an Affiliate that is described in Section 401(k), 125 or 132(f) of the Code, the term Base Salary shall include any amount that would be included in the definition of Base Salary but for the individual’s election to reduce such individual’s salary and have the amount of the reduction contributed to or used to purchase benefits under such plan.

1.3.4.Beneficiary - the person or persons designated as such under Section 5.2.

1.3.5.Board - the Board of Directors of RLI.

1.3.6.Chief Executive Officer - the Chief Executive Officer of RLI.

1.3.7.Code - the Internal Revenue Code of 1986, as the same may be amended from time to time.

1.3.8.Committee - the Executive Resources Committee of the Board.

1.3.9.Deferral Eligible Amounts - with respect to a Participant for any period, means the sum of such Participant’s Base Salary and Incentive Compensation for such period.

1.3.10.Employee - a common-law employee of RLI or an Affiliate (while it is an Affiliate).

1.3.11.ERISA - the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

1.3.12.Incentive Compensation - the total remuneration of the Participant of the Participant from RLI and all Affiliates under the various cash incentive compensation programs maintained by RLI and all Affiliates, including, but not limited to, amounts received under the Market Value Potential (“MVP”) Executive Incentive Program and the Underwriting Profit Program (“UPP”), but excluding any other type of remuneration paid by RLI or its Affiliates, such as Base Salary, overtime, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses, and fringe benefits. The Committee, from time to time, shall designate those items of a Participant’s Compensation deemed to be Incentive Compensation.

1.3.13.Measurement Fund - any mutual fund or other investment vehicle designated by RLI from time to time to be available to Participants for purposes of measuring the earnings to be credited to Accounts pursuant to Section 3.4 of the Plan.

1.3.14.Participant – an eligible Employee who enrolls as a Participant in the Plan under Section 2.3. An Employee who becomes a Participant shall remain a Participant in the Plan until the complete payment of the Participant’s Account balance after the Participant’s Termination of Employment or death.

1.3.15.Performance-Based Compensation – the Incentive Compensation of the Participant for a period where the amount of, or entitlement to, the Incentive Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by no later than 90 days of the commencement period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include payment based on performance criteria that are not approved by the Board or the Compensation Committee of the Board or by the stockholders of the Company. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established.

1.3.16.Plan - the unfunded deferred compensation plan that is set forth in this document, as the same may be amended from time to time. The name of the Plan is the “RLI Corp. Executives Deferred Compensation Plan.”

1.3.17.Prior Agreement - an individual agreement entered into by an Employee and RLI to provide deferred compensation opportunities to the Employee.

1.3.18.RLI - RLI Corp. and any Successor Corporation.

1.3.19.RLI Stock - the common stock of RLI.

1.3.20.Specified Employee - means an employee of RLI or an Affiliate who is subject to the six-month delay rule described in Section 409A(2)(B)(i) of the Code. RLI shall establish a written policy for identifying Specified Employees in a manner consistent with Section 409A, which policy may be amended by RLI from time to time as permitted by Section 409A.

1.3.21.Successor Corporation - any entity that succeeds to the business of RLI through merger, consolidation, acquisition of all or substantially all of its assets, or any other means and which elects before or within a reasonable time after such succession, by appropriate action evidenced in writing, to continue the Plan.

1.3.22.Termination of Employment - with respect to a Participant, means the Participant’s separation from service with RLI and all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations under such section. Solely for this purpose, a Participant who is an eligible Employee will be considered to have a Termination of Employment when the Participant dies, retires, or otherwise has a termination of employment with RLI and all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with RLI or an Affiliate under an applicable statute or by contract. For purposes hereof, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the

Participant will return to perform services for RLI or an Affiliate. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of such employee’s position of employment or any substantially similar position of employment, RLI may substitute a 29-month period of absence for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that RLI or its Affiliate and the Participant reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 49 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).

Notwithstanding anything in Section 1.3.22 to the contrary, in determining whether a Participant has had a Termination of Employment with RLI or an Affiliate, an entity’s status as an “Affiliate” shall be determined substituting “50 percent” for “80 percent” each place it appears in Section 1563(a)(1),(2), and (3) and in Treasury Regulation Section 1.414(c)-2.

RLI shall have discretion to determine whether a Participant has experienced a Termination of Employment in connection with an asset sale transaction entered into by RLI or an Affiliate, provided that such determination conforms to the requirements of Section 409A and the regulations and other guidance issued under such section, in which case RLI’s determination shall be binding on the Participant.

1.3.23.Vested – non-forfeitable.

1.3.24.Year - the calendar year.

1.4“Top-Hat” Plan.  The Plan is intended to be a “top-hat” plan – that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated individuals within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), which is exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan also is a nonqualified deferred compensation plan subject to Code § 409A. To the extent any provision of the Plan does not satisfy the requirements contained in Code § 409A or in any regulations or other guidance issued by the Treasury Department under Code § 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any contrary provision of the Plan or any inconsistent election made by a Participant.

Article 2

PARTICIPATION

2.1Eligibility and Selection.  The following Employees shall be eligible to enroll as Participants in the Plan:

(a)Employees with the titles:  Chairman of the Board, Chief Executive Officer, President and Senior Vice President; and

(b)Such other Employees as the Committee, in its sole discretion, shall determine from time to time, provided that each such Employee must;

(1)	Have the title of Vice President or above, and
(2)	Be expected to have compensation in excess of the Code § 401(a)(17) limit in the Participant’s initial Year of eligibility.

2.2Notification.  RLI shall provide each eligible Employee with (i) written notification of the Employee’s eligibility to participate in the Plan, and (ii) either a copy of the Plan or written notification that such a copy is available upon request.

2.3Enrollment.  An eligible Employee will be allowed to enroll in the Plan during the thirty (30) day period coinciding with and following the date the Employee is notified of the Employee’s initial eligibility to participate in accordance with Section 2.2. Such an enrollment will be effective as of the date it is made. Thereafter, an eligible Employee may elect to enroll for a Year during the enrollment period established by RLI for such Year, which enrollment period will be a period of not less than thirty (30) days that ends not later than the last day of the prior Year. Enrollment must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).

2.4Elective Deferrals.

2.4.1.Elections.  A Participant may elect to reduce Deferral Eligible Amounts by any dollar amount or whole percent, but not more than one-hundred percent (100%). A separate reduction amount or percentage may apply to base compensation and to bonuses. In addition, a Participant may make a separate election to reduce his or her base compensation by an amount equal to the amount, if any, distributed to the Participant in the applicable Year under the RLI Corp. 401k Plan, or a successor thereto, and representing excess contributions for the previous Year under Section 415(c) of the Code. An election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI). An election must be made as part of the enrollment described in Section 2.3.

2.4.2.Elections Relate to Services Performed After the Election and Are Irrevocable.  An election will apply to all Deferral Eligible Amounts attributable to services performed in a given Year, regardless of when such Deferral Eligible Amounts would otherwise be payable to the Participant (for example, an election to defer a bonus attributable to services performed in a given Year but payable in the next Year, must be made as part of the enrollment election made prior to the Year in which the services are performed). However, an election will only be effective to defer Deferral Eligible Amounts earned after the election is made, and not before. For example, an election made in connection with a mid-year enrollment under Section 2.3 will only be effective for Deferral Eligible Amounts attributable to services performed on and after the effective date of the enrollment as provided in Section 2.3. An election will apply solely with respect to the given Year – that is, an election will not automatically be carried over and applied to the next Year.

Notwithstanding the foregoing, elections for Incentive Compensation that is Performance-Based Compensation must be completed and submitted to the Company not later than six months before the end of the performance period for the Incentive Compensation; provided, however, that in order for such an election to be valid, the Participant must perform services continuously from the beginning of the performance period (or the date the performance criteria are established, if later) through the date the election is entered into, and provided further, that in no event may an election be effective to defer Incentive Compensation after the Incentive Compensation has become reasonably ascertainable. For purposes hereof, if Incentive Compensation is a specific or calculable amount, the Incentive Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If Incentive Compensation is not a specific or calculable amount, the Incentive Compensation, or any portion thereof, is readily ascertainable when the amount is both calculable and substantially certain to be paid. Accordingly, in general, any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable.

In general, an election shall become irrevocable as of the last day of the enrollment period applicable to it. However, if a Participant incurs an “unforeseeable emergency,” as defined in Section 4.8(h), or becomes entitled to receive a hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3) after the election otherwise becomes irrevocable, the election shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency or becomes eligible to receive the hardship distribution and no further deferrals will be made under it. In addition, if a Participant becomes “disabled” (as defined below), RLI may, in its discretion, cancel the Participant’s election then in effect, provided that such cancellation is made no later than the end of the Plan Year, or if later, the 15th day of the third month following the date on which the Participant becomes disabled, and provided further that RLI does not allow the Participant a direct or indirect election regarding the cancellation. For purposes of the preceding sentence, “disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties required by the Participant’s position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

2.4.3.Limits.  RLI may, in its sole discretion, limit the minimum or maximum amount of deferrals that are allowed under the Plan by any Participant or any group of Participants, provided that such limit is established prior to the beginning of the Year or prior to enrollment of the affected Participant.

Article 3

ACCOUNTS

3.1Accounts.  RLI shall establish and maintain a separate Account for each Participant. The Account shall be for recordkeeping purposes only and shall not represent a trust fund or other segregation of assets for the benefit of the Participant. A separate subaccount shall be established within each Account to represent the amount deferred by a Participant for each Year in which the Participant defers a Deferral Eligible Amount under the Plan.

3.2Credits to Accounts.  Each Participant’s Account shall be credited from time to time as provided in this Article 3.

3.3Elective Deferrals.  Each Deferral Eligible Amount which the Participant has elected to defer under the Plan shall be credited to the Participant’s Account on, or as soon as administratively practicable after, the date it would otherwise be paid to the Participant.

3.4Hypothetical Investment Funds.  A Participant shall have the right to direct the manner in which earnings are credited to the portion of such Participant’s Account relating to amounts deferred on or after January 1, 2020 by electing to have the Account notionally invested, in percentages elected by the Participant, in hypothetical investment options, the value of which shall track either RLI Stock or any of the Measurement Funds.  A Participant shall make such elections in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).  The portion of each Participant’s Account relating to amounts deferred prior to January 1, 2020 shall be notionally invested in RLI Stock.

3.4.1.To the extent a deferral is notionally invested in RLI Stock, the Participant’s Account shall be credited with a hypothetical number of shares of RLI Stock equal to the number of full and fractional shares that could be purchased with such amount on, or as soon as administratively feasible after, the date such amount is credited to the Participant’s Account. The Participant’s Account shall be credited with additional RLI Stock credits, equal to the number of full and fractional shares of RLI Stock that could be purchased with any cash dividends which would be payable on the RLI Stock credited to the Participant’s Account. For this purposes, the share price on, or as soon as administratively practicable after, the date the dividend is paid will be used. The Account also will be adjusted for any stock split, redemption or similar event, in a manner determined to be reasonable by RLI.

3.4.2.To the extent a deferral is notionally invested in a Measurement Fund, the Participant’s Account shall be credited with a hypothetical number of shares of such Measurement Fund, equal to the number of full and fractional shares that could be purchased with such amount on, or as soon as administratively practicable after, the date such amount is credited to the Participant’s Account.

3.4.3.Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the RLI Stock and the Measurement Fund(s) are to be used for measurement purposes only, and the allocation of each Participant’s Account to RLI Stock or to a Measurement Fund, the calculation of additional amounts, and the crediting or debiting of such additional amounts to such Participant’s Account shall not be considered or construed in any manner as an actual investment of such Participant’s Account in RLI Stock or any Measurement Fund.

3.5Charges to Accounts.  As of the date any Plan benefit measured by the Account is paid to the Participant or the Participant’s Beneficiary, the Account shall be charged with the amount of such benefit payment.

Article 4

BENEFITS

4.1Vesting.   The Participant’s Account shall be fully (100%) Vested.

4.2Payment of Plan Benefits – Amounts Deferred Prior to January 1, 2020--General Rule.  If the Participant has an Account balance that relates to amounts deferred in Years prior to January 1, 2020, RLI shall pay that balance to the Participant in five (5) annual installments, commencing after the Participant’s Termination of Employment, as follows:

(a)Time.  The first installment shall be paid on the January 1 following the Year in which the Participant’s Termination of Employment occurs. The remaining installments shall be paid on each subsequent January 1.

(b)Amount.  The amount of each installment shall be determined using a “fractional” method – by multiplying the Participant’s Account balance immediately before the installment payment date by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining (including the installment in question).

4.3Payment of Plan Benefits – Amounts Deferred On or After January 1, 2020--General Rule.  If the Participant has an Account balance that relates to amounts deferred in Years beginning on or after January 1, 2020, RLI shall pay that balance to the Participant as follows:

(a)Time.  At the time the Participant elects to defer Deferral Eligible Amounts earned in a particular Year, the Participant shall elect to receive a distribution of the subaccount relating to such deferrals on or beginning on any of the following distribution dates (the applicable date, a “Distribution Date”): (i) January 1st of the Year following the Participant’s Termination of Employment, (ii) January 1st of any Year designated by the Participant that is not less than two years and not more than 20 years after the beginning of the Year to which such deferral relates or (iii) the earlier of (A) January 1st of the Year following the Participant’s Termination of Employment and (B) January 1st of any Year designated by the Participant that is not less than two years and not more than 20 years after the beginning of the Year to which such deferral relates.

(b)Form of Payment.  At the time the Participant elects to defer Deferral Eligible Amounts earned in a particular Year, the Participant shall elect to receive the distribution of the subaccount relating to such deferrals in one of the following forms of distribution: (i) a lump sum payment or (ii) annual installments over a period of not less than five years and not more than 15 years.

(c)Payment of Installments.  If the Participant elects to receive a distribution in the form of installments, the first installment shall be paid on the Distribution Date elected in accordance with Section 4.3(a), and the remaining installments shall be paid on January 1st of each subsequent Year until the applicable subaccount has been distributed in its entirety.  A distribution that is paid in the form of installments shall be considered a single payment for purposes of Section 409A of the Code.  The amount of each installment shall be determined using a “fractional” method – by multiplying the Participant’s Account balance immediately before the installment payment date by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining

(including the installment in question). If the distribution is made in shares of RLI Stock pursuant to Section 4.6.1, the result shall be rounded down to the next lower full share of RLI Stock, except for the final installment, which shall distribute the final shares and pay cash in lieu of any partial share

4.4Changing Payment Elections.

4.4.1.General Rule.  A Participant may elect to change the Distribution Date or the form of distribution (i.e., from a lump sum to installments, from installments to a lump sum or the number of installments), subject to the rules below. Any such election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).

4.4.2.Subsequent Election.  A Participant may change the Distribution Date or the form of distribution in accordance with the following rules:

(a)The election must be received by RLI in writing and in proper form and must not take effect for at least 12 months from the date on which it is submitted to RLI;

(b)The election must be submitted to RLI at least 12 months prior to the previously elected Distribution Date; and

(c)The Distribution Date must be delayed at least five (5) years from the previously elected Distribution Date.

4.5Special Rules.

4.5.1.Specified Employee Exception.  If a Participant is a Specified Employee and the Distribution Date occurs upon the Participant’s Termination of Employment, the Distribution Date shall be delayed to the later of (i) the January 1 following the Year in which the Participant’s Termination of Employment occurs or (ii) the first day of the seventh month following the Participant’s Termination of Employment. This delay shall not apply in the event of the Participant’s death. If the subaccount is paid in the form of installments, any subsequent annual installments shall be paid as described in Section 4.3(c).

4.5.2.Acceleration of Small Amounts.  Any contrary provision or election notwithstanding, if the Participant’s Account balance is less than one hundred thousand dollars ($100,000) as of the date installments are to commence, the Account shall be paid to the Participant in a single lump-sum, as full settlement of all benefits due under the Plan; provided that, for purposes of applying the one hundred thousand dollar ($100,000) acceleration limit, all nonqualified deferred compensation amounts payable to the Participant by RLI and its Affiliates shall be aggregated if and to the extent required under Code § 409A or any regulations or other guidance issued by the Treasury Department thereunder.

4.6Medium of Payments.

4.6.1.RLI Stock. To the extent a Participant’s Account is deemed to be invested in RLI Stock, the payment of the Account shall be made in whole shares of RLI Stock, except for a cash payment in lieu of a partial share as may be necessary. Unless the shares have been registered under the Securities Act of 1933 (the “Act”), are otherwise exempt from the registration requirements of the Act, are the subject of a favorable no action letter issued by the Securities and Exchange Commission, or are the subject of an opinion of counsel acceptable to RLI to the effect that such shares are exempt from the registration requirements of the Act, the transfer of such shares shall be subject to the provisions of Rule 144 of the Act, as the same may be amended from time to time.

4.6.2.Measurement Funds.  To the extent a Participant’s Account is deemed to be invested in a Measurement Fund, the payment of the Account shall be made in cash.

4.7Delay in Distributions.  A payment under the Plan may be delayed by RLI under any of the following circumstances so long as all payments to similarly situated Participants are treated on a reasonably consistent basis:

(a)RLI reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which RLI reasonably anticipates that the making of the payment will not cause such violation.

(b)Upon such other events as determined by RLI and according to such terms as are consistent with Section 409A or are prescribed by the Commissioner of Internal Revenue.

4.8Acceleration of Distributions.  RLI may, in its discretion, distribute all or a portion of a Participant’s Accounts at an earlier time and in a different form than specified as otherwise provided in this Article 4, under the circumstances described below:

(a)As may be necessary to fulfill a Domestic Relations Order. Distributions pursuant to a Domestic Relations Order shall be made according to administrative procedures established by RLI.

(b)To the extent reasonably necessary to avoid the violation of ethics laws or conflict of interest laws pursuant to Section 1.409A-3(j)(ii) of the Treasury regulations.

(c)To pay FICA on amounts deferred under the Plan and the income tax resulting from such payment.

(d)To pay the amount required to be included in income as a result of the Plan’s failure to comply with Section 409A.

(e)If RLI determines, in its discretion, that it is advisable to liquidate the Plan in connection with a termination of the Plan subject to the requirements of Section 409A.

(f)As satisfaction of a debt of the Participant to RLI or an Affiliate, where such debt is incurred in the ordinary course of the service relationship between RLI or the Affiliate and the Participant, the entire amount of the reduction in any Plan Year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(g)To pay state, local or foreign tax obligations that may arise with respect to amounts deferred under the Plan and the income tax resulting from such payment.

(h)If the Participant has an unforeseeable emergency. For these purposes an “unforeseeable emergency” is a severe financial hardship to the Participant, resulting from an illness or accident of the Participant, the Participant’s spouse, the Beneficiary, or the Participant’s dependent (as defined in Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for funeral expenses of a spouse, Beneficiary, or a dependent (as defined in Section 152, without regard to 152(b)(1), (b)(2), and (d)(1)(B) of the Code) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph (h), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this paragraph (h) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of elective deferrals.

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). A determination of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to cancellation of the Participant’s election as a result of this paragraph (h).

Notwithstanding anything in this Section 4.8 to the contrary, except for a Participant’s election to request a distribution due to an unforeseeable emergency under paragraph (h), above (which the Participant, in the Participant’s discretion, may elect to make or not make), RLI shall not provide the Participant with discretion or a direct or indirect election regarding whether a payment is accelerated pursuant to this Section 4.8.

4.9When a Payment is Deemed to be Made.  Any payment that is due to be distributed as of a particular date pursuant to the provisions of the Plan, will be deemed to be distributed as of that date if it is distributed on such date or a later date within the same calendar year, or, if later, by the 15th day of the third calendar month following the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment. Further, a payment will be treated as made on a date if it is made no earlier than 30 days before the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment. For purposes of the foregoing, if the payment is required to be made during a period of time, the specified date is treated as the first day of the period of time.

Article 5

DEATH BENEFITS

5.1Death Benefits.

5.1.1.Benefits When Participant Dies Before Commencement of Payments.  If the Participant dies before payment of the Participant’s Account has commenced, the Participant’s Account balance shall be paid to the Participant’s Beneficiary in a lump sum payment within 90 days after the date of death.

5.1.2.Benefits When Participant Dies After Commencement of Payments.  If the Participant dies after installments commence and the Participant has an Account balance at death, the remaining Account balance shall be paid to the Participant’s Beneficiary in a lump sum payment within 90 days after the date of death.

5.1.3.Medium of Payments.  To the extent a Participant’s Account is deemed to be invested in RLI Stock, the payment of the Account shall be made in whole shares of RLI Stock, except for a cash payment in lieu of a partial share as may be necessary. To the extent a Participant’s Account is deemed to be invested in a Measurement Fund, the payment of the Account shall be made in cash.

5.1.4.Acceleration of Small Amounts.  Any contrary provision or election notwithstanding, if the amount payable to the Beneficiary is less than one hundred thousand dollars ($100,000) as of the date installments are to commence, the benefit shall be paid to the Beneficiary in a single lump-sum, as full settlement of all benefits due under the Plan, subject, however, to any limitation on such acceleration under Code § 409A or any regulations or other guidance issued by the Treasury Department thereunder.

5.2Designation of Beneficiary.

5.2.1.Persons Eligible to Designate.  Any Participant may designate a Beneficiary to receive any amount payable under the Plan as a result of the Participant’s death, provided that the Beneficiary survives the

Participant. The Beneficiary may be one or more persons, natural or otherwise. By way of illustration, but not by way of limitation, the Beneficiary may be an individual, trustee, executor, or administrator. A Participant may also change or revoke a designation previously made, without the consent of any Beneficiary named therein.

5.2.2.Form and Method of Designation.  Any designation or a revocation of a prior designation of Beneficiary shall be in writing on a form acceptable to RLI and shall be filed with RLI. RLI and all other parties involved in making payment to a Beneficiary may rely on the latest Beneficiary designation on file with RLI at the time of payment or may make payment pursuant to Section 5.2.3 if an effective designation is not on file, shall be fully protected in doing so, and shall have no liability whatsoever to any person making claim for such payment under a subsequently filed designation of Beneficiary or for any other reason.

Notwithstanding any provision of this Section 5.2 to the contrary, any Beneficiary designation made under the Prior Agreements will continue in effect under this Plan until modified by the Participant pursuant to this Section 5.2.

5.2.3.No Effective Designation.  If there is not on file with RLI an effective designation of Beneficiary by a deceased Participant, the Beneficiary shall be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)The Participant’s spouse. (A “spouse” is a person to whom the Participant is legally married, including a common-law spouse if the marriage was entered into in a state that recognizes common-law marriages and RLI has received acceptable proof and/or certification of common-law married status.)

(b)The Participant’s then living descendants, per stirpes.

(c)The Participant’s estate.

Determination of the identity of the Beneficiary in each case shall be made by RLI.

5.2.4.Successor Beneficiary.  If a Beneficiary who survives the Participant subsequently dies before receiving the complete payment to which the Beneficiary was entitled, the successor Beneficiary, determined in accordance with the provisions of this section, shall be entitled to the payments remaining. The successor Beneficiary shall be the person or persons surviving the Beneficiary in the first of the following classes in which there is a survivor, share and share alike:

(a)The Participant’s spouse. (A “spouse” is a person to whom the Participant is legally married, including a common-law spouse if the marriage was entered into in a state that recognizes common-law marriages and RLI has received acceptable proof and/or certification of common-law married status.)

(b)The Participant’s then living descendants, per stirpes.

(c)The Participant’s estate.

Article 6

CLAIMS AND REVIEW PROCEDURES

6.1Application for Benefits.  Benefits shall be paid to Participants automatically (without a written request) at the time and in the manner specified in the Plan. Benefits shall be paid to a Beneficiary upon RLI’s receipt of a written request for the benefits, including appropriate proof of the Participant’s death and the Beneficiary’s identity and right to payment. This written request shall be considered a claim for the purposes of this article.

6.2Claims and Review Procedures.  The claims and review procedures set forth in this article shall be the mandatory claims and review procedures for the resolution of disputes and disposition of claims filed under the Plan.

6.2.1.Initial Claim.  An individual may, subject to any applicable deadline, file with the Committee a written claim for benefits under the Plan in a form and manner prescribed by RLI.

(a)If the claim is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

6.2.2.Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)The specific reasons for the adverse determination;

(b)References to the specific provisions of the Plan (or other applicable document) on which the adverse determination is based;

(c)A description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)A description of the claims review procedures, including the time limits applicable to such procedures.

6.2.3.Request for Review.  Within ninety (90) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Board a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits.  Any request for review of the initial adverse determination not filed within ninety (90) days after receipt of the initial adverse determination notice shall be untimely.

6.2.4.Claim on Review.  If the claim, upon review, is denied in whole or in part, the Board shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Board determines that special circumstances require an extension of time for determination of the claim, provided that the Board notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)The Board's review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.5.Notice of Adverse Determination for Claim on Review.  A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:

(a)The specific reasons for the denial;

(b)References to the specific provisions of the Plan (or other applicable document) on which the adverse determination is based; and

(c)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

6.3Claims Rules.

(a)No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claims and review procedures. RLI may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by RLI upon request.

(b)All decisions on claims and on requests for a review of denied claims shall be made by RLI.

(c)Claimants may be represented by a lawyer or other representative at their own expense, but RLI reserves the right to (i) require the claimant to furnish written authorization and (ii) establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)The decision of RLI on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of RLI.

(e)In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims and review procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing Plan documents and, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(h)For the purpose of this article, a document, record, or other information shall be considered “relevant” if such document, record, or other information:  (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(i)RLI may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

6.4Deadline to File Claim.  To be considered timely under the Plan’s claims and review procedures, a claim must be filed with the Committee within one (1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

6.5Exhaustion of Administrative Remedies.  The exhaustion of the claims and review procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes no claimant shall be permitted to commence an arbitration action to recover Plan benefits or to enforce or clarify rights under the Plan or under any provision of the law, whether or not statutory, until the claims and review procedures set forth herein have been exhausted in their entirety.

6.6Arbitration.  Any claim, dispute or other matter in question of any kind relating to the Plan which is not resolved by the claims and review procedures shall be settled by arbitration in accordance with the Federal Arbitration Act 9 U.S.C. §1, et seq. Notice of demand for arbitration must be made in writing to the opposing party within the time period specified in Section 6.7. In no event will a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrator(s) will be final and may be enforced in any court of competent jurisdiction. The arbitrator(s) may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrator(s) find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute. The arbitration will take place in Peoria, Illinois, unless otherwise agreed by the parties.

6.7Deadline to File an Arbitration Action.  No arbitration action to recover Plan benefits or to enforce or clarify rights under the Plan under or under any provision of the law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the action is commenced before the earlier of:

(a)Thirty (30) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(b)Six (6) months after the claimant has exhausted the claims and review procedures.

6.8Knowledge of Fact by Participant Imputed to Beneficiary.  Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

6.9Deferral of Payment.  If there is a dispute regarding a Plan benefit, RLI, in its sole discretion, may defer payment of the benefit until the dispute has been resolved.

Article 7

ADMINISTRATION

7.1Administrator.  RLI shall be the administrator of the Plan. RLI shall control and manage the administration and operation of the Plan and shall make all decisions and determinations incident thereto. Except with respect to the ordinary day-to-day administration of the Plan, action on behalf of RLI must be taken by one of the following:

(a)The Board; or

(b)The Committee.

7.1.1.Delegation.  The ordinary day-to-day administration of the Plan may be delegated by the Chief Executive Officer to an individual or a committee. Such individual or committee shall have the authority to delegate or redelegate to one or more persons, jointly or severally, such functions assigned to such individual or committee as such individual or committee may from time to time deem advisable.

7.1.2.Automatic Removal.  If any individual or committee member to whom responsibility under the Plan is allocated is a director, officer or employee of RLI when responsibility is so allocated, then such individual shall be automatically removed as a member of a committee at the earliest time such individual ceases to be a director, officer or employee of RLI. This removal shall occur automatically and without any requirement for action by RLI or any notice to the individual so removed.

7.1.3.Conflict of Interest.  If any individual or committee member to whom responsibility under the Plan is allocated is also a Participant or Beneficiary, that individual or committee member shall have no authority as such member with respect to any matter specifically affecting such individual’s interest hereunder (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to the other members to the exclusion of such individual, and such Participant or Beneficiary shall act only in an individual capacity in connection with any such matter.

7.1.4.Binding Effect.  The determination of the Board, the Committee or the Chief Executive Officer in any matter within its authority shall be binding and conclusive upon RLI and all persons having any right or benefit under the Plan.

7.1.5.Third-Party Service Providers.  RLI may from time to time appoint or contract with an administrator, record keeper or other third-party service provider for the Plan. Any such administrator, record keeper or other third-party service provider will serve in a nondiscretionary capacity and will act in accordance with directions given and procedures established by RLI.

7.2Benefits Not Transferable.  No Participant or Beneficiary shall have the power to transmit, alienate, dispose of, pledge or encumber any benefit payable under the Plan before its actual payment to the Participant or Beneficiary. Any such effort by a Participant or Beneficiary to convey any interest in the Plan shall not be given effect under the Plan. No benefit payable under the Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before its actual payment to the Participant or Beneficiary. Notwithstanding the foregoing, a benefit payable under the Plan may be assigned under the terms of a Domestic Relations Order, provided the distribution of the portion of the account so assigned shall be accelerated and distributed as soon as administratively practical after receipt by the Company of such Order.

7.3Benefits Not Secured.  The rights of each Participant and Beneficiary shall be solely those of an unsecured, general creditor of RLI.  No Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of RLI.

7.4RLI’s Obligations.  RLI shall provide the benefits under the Plan. RLI’s obligation may be satisfied by distributions from a trust fund created and maintained by RLI, in its sole discretion, for such purpose. However, the assets of any such trust fund shall be subject to claims by the general creditors of RLI in the event RLI is (i) unable to pay its debts as they become due, or (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

7.5Withholding Taxes.  RLI shall have the right to withhold (and transmit to the proper taxing authority) such federal, state or local taxes, including (but not limited to) FICA and FUTA taxes, as it may be required to withhold by applicable laws. Such taxes may be withheld from any benefits due under the Plan or from any other compensation to which the Participant is entitled from RLI and its Affiliates.

7.6Service of Process.  The Chief Executive Officer is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.

7.7Limitation on Liability.  Neither RLI’s officers nor any member of its Board nor any individual or committee to whom RLI delegates responsibility under the Plan in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of RLI for such payments as an unsecured, general creditor. After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person(s), as the case may be, shall have no further right or interest in the other assets of RLI in connection with the Plan. Neither RLI nor any of its officers nor any member of its Board nor any individual or committee to whom RLI delegates responsibility under the Plan shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of RLI.

Article 8

AMENDMENT AND TERMINATION

8.1Amendment.  RLI reserves the power to amend the Plan either prospectively or retroactively or both, in any respect, by action of its Board; provided that, no amendment shall be effective to reduce or divest benefits payable with respect to the Account of any Participant or Beneficiary without consent. No amendment of the Plan shall be effective unless it is in writing and signed on behalf of RLI by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of the Plan shall be effective to amend the Plan.

8.2Termination.  RLI reserves the right to terminate the Plan at any time by action of its Board; provided that, the termination of the Plan shall not reduce or divest benefits payable with respect to the Account of any Participant or Beneficiary or negate the Participant’s or Beneficiary’s rights with respect to such benefits. Any such termination will be done in accordance with the requirements of Section 409A.

Article 9

MISCELLANEOUS

9.1Effect on Other Plans.  This Plan shall not alter, enlarge or diminish any person’s rights or obligations under any other benefit plan maintained by RLI or any Affiliate.

9.2Effect on Employment.  Neither the terms of this Plan nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any Employee. RLI shall not be obliged to continue the Plan. The terms of this Plan shall not give any Employee the right to be retained in the service of RLI or any Affiliate.

9.3Disqualification.  Notwithstanding any other provision of the Plan or any designation made under the Plan, any individual who feloniously and intentionally kills a Participant shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, RLI shall determine whether the killing was felonious and intentional for this purpose.

9.4Rules of Document Construction.  Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular article, section or paragraph of the Plan unless the context clearly indicates to the contrary. The titles given to the various articles and sections of the Plan are inserted for convenience of reference only and are not part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof. Written notification under the Plan shall include such other methods (for example, facsimile or e-mail) as RLI, in its sole discretion, may authorize from time to time.

9.5References to Laws.  Any reference in the Plan to a statute shall be considered also to mean and refer to the applicable regulations for that statute. Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

9.6Choice of Law.  The Plan has been executed in the State of Illinois and has been drawn in conformity to the laws of that state and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Illinois (without regard to its conflict of law principles).

9.7Binding Effect.  The Plan shall be binding upon and inure to the benefit of the successors and assigns of RLI, and the Beneficiaries, personal representatives and heirs of the Participant.

IN WITNESS WHEREOF, RLI has caused the Plan to be executed by its duly authorized officers as of the 5th day of October, 2021.

RLI Corp. /s/ Jonathan E. Michael_________________
Its: Chairman & CEO